Exhibit 99.1

For additional information contact:

Nancy Pierce
Carrier Access Corporation
303 442-5455
npierce@carrieraccess.com

Carrier Access Announces CFO Resignation

Co-founder and Board Member Nancy Pierce appointed interim CFO

BOULDER, Colo.—Nov. 18, 2004—Carrier Access Corporation (NASDAQ: CACS), a leading provider of communications access technologies, said Thursday that its chief financial officer (CFO), Timothy R. Anderson, has resigned to pursue another CFO opportunity in Colorado. Nancy Pierce, the Company’s co-founder and corporate development officer, will take responsibility as interim CFO, effective immediately. Pierce previously served as CFO for Carrier Access from 1992 through 2000, and managed the Company’s initial public offering in July 1998. Pierce will continue as a member of the Carrier Access board and as corporate development officer, while a search is conducted.

Carrier Access chief executive officer and president Roger Koenig stated, “Tim brought strong financial management to our business operations and the company has benefited from his many contributions over the years. We appreciate his dedication to Carrier Access and wish him all the best.”

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.